                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                            (Amendment No. ____1____)*

                             Suprema Specialties Inc.
                             -----------------------
                                (Name of Issuer)

                                  Common Stock
                              --------------------
                          (Title of Class of Securities)

                                    86859F10
                                   ---------
                                 (CUSIP Number)

                                December 31, 1998
                                -----------------
             (Date of Event Which Requires Filing of this Statement)

          Check the  appropriate  box to designate  the rule pursuant to which this Schedule is filed:

                                [X] Rule 13d-1(b)
                                [ ] Rule 13d-1(c)
                                [ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).






                               Page 1 of 4 Pages

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------------------                                             -----------------
CUSIP No. 86859F10                   13G                       Page 2 of 4 Pages
------------------                                             -----------------

---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Warburg Pincus Asset Management, Inc.                    13-2673503
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                   (a) [ ]

                                                                   (b) [ ]
           Not applicable
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY

---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
---------- ---------------------------------------------------------------------
                         5  SOLE VOTING POWER

                            Not applicable

                     ------ ----------------------------------------------------
     NUMBER OF           6  SHARED VOTING POWER
      SHARES
   BENEFICIALLY             Not applicable
     OWNED BY
       EACH          ------ ----------------------------------------------------
     REPORTING           7  SOLE DISPOSITIVE POWER
      PERSON
       WITH                 Not Applicable

                     ------ ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            Not applicable
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           Not applicable
---------- ---------------------------------------------------------------------
       10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
           [  ]
           Not Applicable
---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           Not applicable
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
           IA

---------- ---------------------------------------------------------------------

Item 1(a):                      Name of Issuer:
----------                      ---------------
                                Suprema Specialties Inc.

Item 1(b):                      Address of Issuer's Principal Executive Offices:
----------                      ------------------------------------------------
                                510 East 35th Street
                                Paterson, NJ  07543

Item 2(a)                       Name of Person Filing
---------                       ---------------------
                                Warburg Pincus Asset Management, Inc.

Item 2(b):                      Address of Principal Business Office:
----------                      -------------------------------------
                                466 Lexington Avenue, New York, New York 10017

Item 2(c):                      Citizenship:
----------                      ------------
                                Delaware

Item 2(d):                      Title of Class of Securities:
----------                      -----------------------------

                                Common Stock

Item 2(e):                      CUSIP Number:
----------                      -------------
                                86859F10

Item 3:                         If the reporting person is an investment adviser
-------                         in accordance with  ss.  240.13d-1(b)(1)(ii)(E),
                                check this box.  [X]

Item 4:                         Ownership:
-------                         ----------
                                Not applicable

Item 5:                         Ownership of Five Percent or Less of a Class:
-------                         ---------------------------------------------
                                If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X]


Item 6:                         Ownership of More than Five Percent on Behalf of
-------                         ------------------------------------------------
                                Another Person:
                                ---------------
                                Not applicable




                                Page 3 of 4 Pages

Item 7:                         Identification and Classification of the
-------                         ----------------------------------------
                                Subsidiary Which Acquired the Security Being
                                --------------------------------------------
                                Reported on By the Parent Holding Company:
                                ------------------------------------------
                                Not Applicable.

Item 8:                         Identification and Classification of Members
-------                         --------------------------------------------
                                of the Group:
                                -------------
                                Not Applicable.

Item 9:                         Notice of Dissolution of Group:
-------                         -------------------------------
                                Not Applicable.

Item 10:                        Certification:
--------                        --------------
                                Inasmuch as the reporting person is no longer the beneficial owner of more than five percent of the number of shares outstanding of the issuer of the securities referenced herein, the reporting person has no further reporting obligation under Section 13(d) of the Act with respect to such issuer.


                                    SIGNATURE
                                    ---------

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: March 22, 1999



                                           By: /s/ Linda S. Iovan
                                               ----------------------
                                               Name:  Linda S. Iovan
                                               Title: Vice President



                               Page 4 of 4 Pages